Exhibit 99(h)





                             CONTRIBUTION AGREEMENT



                                     Between


                      FORTRESS REGISTERED INVESTMENT TRUST


                                 HEALTH PARTNERS


                                       and


                       FORTRESS BROOKDALE ACQUISITION LLC



                           Dated: As of July 26, 2000

                             CONTRIBUTION AGREEMENT

                  Contribution Agreement (this "Agreement") made as of the 26th day of July, 2000, by and among FORTRESS REGISTERED INVESTMENT TRUST, a Delaware business trust ("Fortress"), HEALTH PARTNERS, a Bermuda exempted partnership ("Health Partners") and FORTRESS BROOKDALE ACQUISITION LLC, a Delaware limited liability company (the "Company").

(All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the LLC Agreement (as defined below)).

                                    WHEREAS:

           1. The parties hereto have entered into that certain Amended and Restated Limited Liability Company Agreement of Fortress Brookdale Acquisition LLC (the "LLC Agreement"), dated as of July 26, 2000;

           2. Fortress had previously contributed 4,004,350 shares of common stock of Brookdale Living Communities, Inc. ("Brookdale") to the Company in return for Membership Interests in the Company;

           3. Fortress desires to contribute to the Company cash in return for additional Membership Interests in the Company pursuant to Article II of the LLC Agreement;

           4. Health Partners is the legal and beneficial owner of $100,000,000 principal amount of 5 1/2% Convertible Subordinated Notes Due 2009 of Brookdale, purchased pursuant to that certain Note Purchase Agreement, dated as of April 27, 1999, between Brookdale and Health Partners (such convertible notes, collectively, together with all of Health Partners' rights in connection with the ownership therewith, the ("Convertible Notes");

           5. Health Partners desires to contribute to the Company its legal and beneficial interest in the Convertible Notes in return for Membership Interests in the Company pursuant to Article II of the LLC Agreement; and

           6. It is contemplated that the Company will enter into an Agreement and Plan of Merger with Brookdale pursuant to which each outstanding share of common stock of Brookdale will be converted into the right to receive $15.25 in cash (the "Merger") and in furtherance of the Merger the Company will commence an offer to purchase for cash any and all of the outstanding shares of common stock of Brookdale at $15.25 per share (the "Offer").


                  NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Contribution of Cash and Convertible Notes; Issuance of Membership Interests. Upon receipt of an Initial Capital Demand Notice from the Operating Committee in accordance with the provisions of Section 2.1(b) of the LLC Agreement, (a) Fortress will contribute to the Company cash in an amount necessary to pay all costs and expenses of the Offer and the Merger, including but not limited to payments to stockholders of Brookdale, attorneys' fees, printing costs, filing fees and related expenses; provided, however, that such amount contributed by Fortress to the Company shall not exceed $98,933,633, in exchange for Membership Interests which when taken together with its existing Membership Interests and after giving effect to the contribution of Health Partners will result in its Percentage Interest being fifty nine and three tenths of one percent (59.3%); and (b) Health Partners will contribute the Convertible Note in exchange for Membership Interests which, after giving effect to the contributions of Fortress described above will result in Health Partners's Percentage Interest being forty and seven tenths of one percent (40.7%). Unless affirmatively requested to do otherwise by the Operating Committee, Health Partners shall contribute the Convertible Note to the Company on the date immediately following the expiration or earlier termination date of the Offer.

         2. Assignment of Rights. Health Partners, in addition to contributing the Convertible Notes, shall assign to the Company, concurrent with the contribution of the Convertible Note as described in Section 1 above, to the fullest extent assignable, all right, title and interest of Health Partners in and to the benefit of any and all representation and warranties made to Health Partners (or its predecessor-in-interest with respect to the Convertible Notes) in connection with the holding of the Convertible Notes by Health Partners, together with all right, title and interest of any assignor in any enforcement rights, indemnification rights and any other rights contained in any agreement associated with any prior conveyance of the Convertible Notes.

         3.       Miscellaneous.

         3.1 This Agreement shall be interpreted and enforced according to the laws of the State of New York without regard to the principles of conflicts of law.

         3.2 All headings and sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

         3.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Facsimile signatures shall be deemed effective execution of this Agreement and may be relied upon as such by the other parties hereto. In the event facsimile signatures are delivered, originals of such signatures shall be delivered to the other parties hereto within three (3) business days after execution.

         3.4 The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

         3.5 This Agreement and the LLC Agreement, taken together, represent the entire agreement between the parties hereto covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties hereto. No change or addition shall be made to this Agreement except by a written agreement executed by the parties hereto.

         3.6 The persons executing this Agreement for and on behalf of the parties hereto each represent that they have the requisite authority to bind the entities on whose behalf they are signing.

         3.7 If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                        FORTRESS:

                        FORTRESS REGISTERED INVESTMENT TRUST,
                           a Delaware business trust

                        By: /s/ Wesley R. Edens
                            -------------------------------------------------
                            Name: Wesley R. Edens
                            Title: Chief Executive Officer



                        HEALTH PARTNERS:

                        HEALTH PARTNERS, a Bermuda exempted
                           partnership

                        By:     Capital Z Financial Services Fund II, L.P.,
                                   its general partner

                        By:     Capital Z Partners, L.P., its general partner

                        By:     Capital Z Partners, Ltd., its general partner

                        By: /s/ Paul H. Warren
                            -------------------------------------------------
                            Name: Paul H. Warren
                            Title: Senior Vice President

                        THE COMPANY:

                        FORTRESS BROOKDALE ACQUISITION LLC,
                           a Delaware limited liability company

                        By:     Fortress Registered Investment Trust, its
                                   managing member

                        By: /s/ Wesley R. Edens
                            -------------------------------------------------
                            Name: Wesley R. Edens
                            Title: Chief Executive Officer